EXHIBIT 2.11

                          AGREEMENT AND PLAN OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER, dated as of October 29, 1998 (the "Agreement"), is entered into between TRAVEL SERVICES GROUP, INC., a Florida corporation ("FLORIDA"), and TRAVEL SERVICES INTERNATIONAL, INC., a Delaware corporation ("DELAWARE").

         A. DELAWARE has an aggregate authorized capital of 51,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, $0.01 par value (the "Delaware Common Stock") of which 2,484,501 shares have been designated as Restricted Voting Common Stock (the "Delaware Restricted Common Stock") and 47,515,499 remain undesignated (the "Delaware Non-restricted Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Delaware Preferred Stock").

         B. FLORIDA has an aggregate authorized capital of 51,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, $0.01 par value (the "Florida Common Stock") of which 1,900,331 shares have been designated as Restricted Voting Common Stock (the "Florida Restricted Common Stock") and 48,099,669 remain undesignated (the "Florida Non-restricted Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Florida Preferred Stock").

         C. The respective Boards of Directors of FLORIDA and DELAWARE believe that it is in the best interests of FLORIDA and DELAWARE and their respective shareholders to merge DELAWARE with and into FLORIDA under and pursuant to the provisions of this Agreement, the Delaware General Corporation Law and the Florida Business Corporation Act.

                                    AGREEMENT

         In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

         1. MERGER. DELAWARE shall be merged with and into FLORIDA (the
"Merger").

         2. EFFECTIVE DATE. The Merger shall become effective immediately upon the later of the filing of this Agreement or a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida Business Corporation Act (the "Articles of Merger"). The time of such effectiveness is hereinafter called the "Effective Date."

         3. SURVIVING CORPORATION. FLORIDA shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Florida. On the Effective Date, the separate corporate existence of DELAWARE shall cease.


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         4. ARTICLES OF INCORPORATION. The Articles of Incorporation of FLORIDA
as it exists on the Effective Date shall be the Articles of Incorporation of FLORIDA following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida; provided, however, that pursuant to and upon the filing of the Articles of Merger the name of FLORIDA shall be changed to "Travel Services International, Inc."

         5. BYLAWS. The Bylaws of FLORIDA as they exist on the Effective Date shall be the Bylaws of FLORIDA following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

         6. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of DELAWARE immediately prior to the Effective Date shall be the members of the Board of Directors and the officers of FLORIDA following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in Florida's Articles of Incorporation and Bylaws, or until their respective successors are elected and qualified.

         7. RETIREMENT OF OUTSTANDING FLORIDA STOCK. Upon the Effective Date, each of the 100 shares of the FLORIDA Common Stock presently issued and outstanding shall be retired, and no shares of FLORIDA Common Stock or other securities of FLORIDA shall be issued in respect thereof.

         8. CONVERSION OF OUTSTANDING DELAWARE STOCK. Upon the Effective Date, each issued and outstanding share of Delaware Restricted Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Florida Restricted Common Stock, and each certificate representing shares of Delaware Restricted Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of Florida Restricted Common Stock as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Delaware Restricted Common Stock may, at such shareholder's option, surrender the same to Florida's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate evidencing the ownership of the same number of shares of Florida Restricted Common Stock as are represented by the DELAWARE certificate surrendered to Florida's registrar and transfer agent.

         Upon the Effective Date, each issued and outstanding share of Delaware Non-restricted Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Florida Non-restricted Common Stock, and each certificate representing shares of Delaware Non-restricted Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of Florida Non-restricted Common Stock as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Delaware Non-restricted Common Stock may, at such shareholder's option, surrender the same to Florida's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate evidencing the ownership of




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the same number of shares of Florida Non-restricted Common Stock as are represented by the DELAWARE certificate surrendered to Florida's registrar and transfer agent.

         9. CONDITIONS TO CONSUMMATION OF THE MERGER. Consummation of the Merger is subject to the satisfaction prior to the Effective Date of the following conditions: (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of the holders of a majority of the votes represented by the shares of Delaware Common Stock outstanding on the record date fixed for determining the shareholders of DELAWARE entitled to vote thereon; (b) DELAWARE and FLORIDA shall have received all consents, orders and approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Merger; and (c) The Nasdaq Stock Market shall have authorized the listing, upon official notice of issuance, of the shares of Florida Common Stock to be issued or delivered in connection with the Merger and such authorization shall be in full force and effect on such date.

         10. STOCK OPTIONS. Upon the Effective Date, each stock option and other right to subscribe for or purchase shares of Delaware Common Stock shall be converted into a stock option or other right to subscribe for or purchase the same number of shares of Florida Common Stock and each certificate, agreement, note or other document representing such stock option or other right to subscribe for or purchase shares of Delaware Common Stock shall for all purposes be deemed to evidence the ownership of a stock option or other right to subscribe for or purchase shares of Florida Common Stock.

         11. RIGHTS AND LIABILITIES OF FLORIDA. At and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the Florida Business Corporation Act and Section 259 of the Delaware General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of DELAWARE and FLORIDA shall be vested in FLORIDA without reversion or impairment; FLORIDA shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal and mixed, of each of DELAWARE and FLORIDA without reversion or impairment; FLORIDA shall thenceforth be responsible and liable for all the liabilities and obligations of each of DELAWARE and FLORIDA; any claim existing or action or proceeding pending by or against DELAWARE or FLORIDA may be continued as if the Merger did not occur or FLORIDA may be substituted for DELAWARE in the proceeding; neither the rights of creditors nor any liens upon the property of DELAWARE or FLORIDA shall be impaired by the Merger, and FLORIDA shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

         12. TERMINATION. This Agreement may be terminated and abandoned by action of the respective Board of Directors of DELAWARE or FLORIDA at any time prior to the Effective Date, whether before or after approval by the shareholders of either or both of the parties hereto.


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         13. AMENDMENT. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided, that an amendment made subsequent to the approval of this Agreement by the shareholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of FLORIDA or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

         14. INSPECTION OF AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of FLORIDA at 220 Congress Park Drive, Delray Beach, Florida 33445. A copy of this Agreement shall be furnished by FLORIDA, on request and without cost, to any shareholder of either DELAWARE or FLORIDA.

         15. GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

         16. SERVICE OF PROCESS. On and after the Effective Date, FLORIDA agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation of DELAWARE or FLORIDA arising from the Merger.

         17. DESIGNATION OF DELAWARE SECRETARY OF STATE AS AGENT FOR SERVICE OF PROCESS. On and after the Effective Date, FLORIDA irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any suit or other proceeding to enforce the rights of any shareholders of DELAWARE or FLORIDA arising from the Merger. The Delaware Secretary of State is requested to mail a copy of any such process to FLORIDA at 220 Congress Park Drive, Delray Beach, Florida 33445, Attention: President.

         18. REMEDIES. Any rights and remedies belonging to DELAWARE or FLORIDA and arising in connection with the actions contemplated by this Agreement shall be pursued solely against DELAWARE or FLORIDA, and not against their respective officers, directors or employees. In the event that any officer, director or employee of DELAWARE or FLORIDA becomes involved in any capacity in any action, proceeding or investigation in connection with the Merger or this Agreement, DELAWARE and/or FLORIDA may advance to such person(s) all reasonable legal and other expenses incurred in connection therewith and shall also indemnify such person(s) against any losses, claims, damages or liabilities to which such person(s) may become subject in connection with the Merger or this Agreement, except to the extent that such indemnification is prohibited by law.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement and Plan of Merger to be executed on its behalf by its officers duly authorized, all as of the date first above written.


                                    TRAVEL SERVICES GROUP, INC., a Florida
                                    corporation


                                    By:    /s/ JOSEPH V. VITTORIA
                                           ---------------------------------
                                    Name:  JOSEPH V. VITTORIA
                                    Title: CHIEF EXECUTIVE OFFICER



                                    TRAVEL SERVICES INTERNATIONAL, INC., a
                                    Delaware corporation

                                    By:    /s/ JOSEPH V. VITTORIA
                                           ---------------------------------
                                    Name:  JOSEPH V. VITTORIA
                                    Title: CHIEF EXECUTIVE OFFICER


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